STERLING CONSTRUCTION COMPANY, INC.

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2011 SECOND QUARTER RESULTS

HOUSTON, TX – August 8, 2011 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced results for the second quarter and six months ended June 30, 2011.

$ in millions (except per share data)	3 Months Ended 6/30/11 6/30/10		% Change *	6 Months Ended 6/30/11 6/30/10		% Change*
Revenues	$128.5	$116.9	10.0%	$227.7	$203.0	12.2%
Gross profit	$13.6	$12.7	6.9%	$21.2	$21.0	1.1%
Gross margin	10.6%	10.9%	(2.8)%	9.3%	10.3%	(9.7)%
Operating income	$7.3	$7.4	(1.2)%	$9.0	$10.2	(12.0)%
Net income attributable to common stockholders	$4.2	$4.7	(9.8)%	$4.3	$6.2	(31.6)%
Diluted net income per share attributable to common stockholders	$0.25	$0.28	(10.7)%	$0.26	$0.38	(31.6)%

             *  The percentages and amounts shown for changes between periods in the table above and in the discussions below are based on the amounts reported in the Form 10-Q and may differ from the amounts which would have been calculated from the table above as a result of rounding.

As was the case in this year’s first quarter, the increase in revenues in the second quarter of 2011 was primarily due to execution on contracts awarded in our Texas markets in 2010 and increased revenues resulting from a higher level of activity on joint ventures in which we participate, primarily in Utah.  Revenues for Nevada declined between the periods due to fewer contracts in process.  The increase in revenues in Texas was less than expected due to severe adverse weather conditions during the first quarter of 2011 and delays in starting two sizable contracts.

The increase in second quarter and first half revenues resulted in an increase in gross profit for the periods.  Gross margins for the quarter and six month periods, however, decreased as compared to gross margins in the 2010 periods.  As has been the case since 2008, gross margins continue to be negatively impacted by on-going competitive bidding pressures.  In addition, lower than expected activity levels in Texas and Nevada resulted in under absorption of indirect costs.  These decreases were partially offset by higher margins on jobs completed or nearing completion.

Operating income for the three and six months ended June 30, 2011 was also impacted by an increase in general and administrative expenses (“G&A”).  Added positions and an increase in salaries, wages and related benefits were the primary causes for the increase.  G&A as a percentage of revenues was comparable between the periods with 4.9% and 5.4% for the quarter and first half of 2011, respectively, versus 4.5% and 5.3%, for the quarter and first half of 2010, respectively.

In the second quarter of 2011, we had a non-operating loss of $41,000 versus a gain of $0.5 million in the second quarter of 2010 which was primarily attributable to losses in the 2011 second quarter on short-term investments versus gains in the 2010 second quarter.  The non-operating loss of $0.3 million for the six months ended June 30, 2011 included a loss incurred during the first quarter related to the sale of our position in certain exchange traded fund (“ETF”) securities, the assets of which were a crude oil commodity pool.  The non-operating gains of $1.0 million for the six months ended June 30, 2010 were primarily related to gains on the ETF securities as well as improved returns from mutual fund investments.

Our effective tax rates for the six months ended June 30, 2011 and 2010 were 14.4% and 27.7%, respectively.  The decline in the 2011 tax rate is the result of an increase in net income attributable to the noncontrolling interest owners, which is taxed to those owners rather than Sterling, and in 2011, non-taxable interest income.  In addition, the effective tax rate for the six months ended June 30, 2011 declined from the effective rate for the comparable prior year period as the 2011 period includes a $0.5 million decrease to the estimated state taxes for 2010 identified in connection with the preparation of the 2010 state income tax returns.

Working capital as of June 30, 2011 approximated $106 million, including cash, cash equivalents and short-term investments of $70.8 million and, at that date, we had no outstanding borrowings under our $75 million Credit Facility.  Under our previously announced $10 million share repurchase plan, the Company acquired 139,589 shares of its common stock for $1.8 million during the first half of 2011.

During the first half of 2010, we were awarded or were the apparent low bidder on $112 million of contracts whereas for the first half of 2011, we were awarded or were the apparent low bidder on contracts totaling $283 million, more than double that of the prior year period.  Our backlog increased from $660 million as of December 31, 2010 and $557 million at June 30, 2010 to $720 million at June 30, 2011.  The June 30, 2011 backlog included approximately $185 million of expected revenues for which the contracts had not yet been officially awarded.

Most of the increase in backlog is attributable to major wins in Texas including a $23.7 million highway project for the Texas Department of Transportation in Collin County, northeast of Dallas which is scheduled for construction from September 2011 to November 2013 and a $62 million award for the North Texas Tollway Authority which begins this month and is scheduled to be completed in November 2013.  Also following the sale of bonds in June, funding for a $207 million design-build project to construct the Manor Expressway northeast of Austin, in which Texas Sterling Construction Co. is a 45% participant, has been secured.  Work on a 6.2-mile section of the Manor Expressway has begun.

Patrick T. Manning, Sterling’s Chairman and Chief Executive Officer commented, “The business dynamics in which we operate have been somewhat stagnant for several years.  The deferral of new federal funding legislation and reductions in federal funding for highway and bridge construction continue to constrain contract awards in our markets.  Expenditures by municipalities have likewise been curtailed by limitations in federal, as well as state and local funding as declining home sales and high foreclosure rates have lowered property taxes and other local taxes, which are among the sources of funding for municipal road, bridge and water infrastructure construction.  We are all keenly aware of the ongoing disagreements in Congress over balancing the federal budget in the short-term and long-term as well as reducing the federal deficit.  These reasons, among others, have adversely affected the levels of transportation and water infrastructure capital awards and expenditures in our markets, reducing bidding opportunities and increasing competition for new project backlog.

“While we are pleased by the nearly 30% increase in second quarter revenues compared to the current first quarter, our overall expectations for 2011 as a whole have not changed.  We continue to expect that net income attributable to Sterling common stockholders and corresponding diluted earnings per common share will be significantly less than that of 2010.”

Mr. Manning concluded, “Nevertheless, Sterling remains in sound financial condition and is well positioned geographically and in terms of our diverse portfolio of skills and Company-owned equipment, to compete at acceptable profit margin levels for projects as they become available.  We are excited about Sterling’s acquisition last week of J. Banicki Construction, Inc. which allows us to expand into the Arizona market.”

Conference Call and Filings

Sterling’s management will hold a conference call to discuss these results and recent corporate developments, at 11:00 am EDT/10:00 am CDT today, Monday, August 8, 2011.  Interested parties may participate in the call by dialing (201) 493-6744 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

The Company filed its 2011 Second Quarter Report on Form 10-Q with the U.S. Securities and Exchange Commission on August 8, 2011.

Contact:

Sterling Construction Company, Inc.                                                                                    Investor Relations Counsel
Brian Manning                                                                                       The Equity Group Inc.
EVP & Chief Business Development Officer                                                                        Linda Latman 212-836-9609
Elizabeth Brumley                                                                                           Lena Cati  212-836-9611
Chief Accounting Officer & Controller
281-821-9091

 (See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$128,498	$116,865	$227,740	$203,022
Cost of revenues	114,916	104,162	206,559	182,066
Gross profit	13,582	12,703	21,181	20,956
General and administrative expenses	(6,300)	(5,241)	(12,356)	(10,708)
Other income (expense)	5	(83)	150	(52)
Operating income	7,287	7,379	8,975	10,196
Gain (loss) on sale of securities and other	(41)	547	(245)	964
Interest income	565	483	943	685
Interest expense	(374)	(297)	(588)	(594)
Income before income taxes and earnings attributable to noncontrolling interests	7,437	8,112	9,085	11,251
Income tax expense	(1,145)	(2,263)	(1,311)	(3,121)
Net income	6,292	5,849	7,774	8,130
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(2,081)	(1,182)	(3,519)	(1,911)
Net income attributable to Sterling common stockholders	$4,211	$4,667	$4,255	$6,219

Net income per share attributable to Sterling common stockholders:
Basic	$0.26	$0.29	$0.26	$0.39
Diluted	$0.25	$0.28	$0.26	$0.38

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,483,691	16,119,234	16,474,074	16,106,786
Diluted	16,594,509	16,542,667	16,604,368	16,540,081

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STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
 (Amounts in thousands, except share and per share data)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,267	$49,441
Short-term investments	60,503	35,752
Contracts receivable, including retainage	77,635	70,301
Costs and estimated earnings in excess of billings on uncompleted contracts	19,440	10,058
Inventories	1,730	1,479
Income tax receivable	1,131	--
Deferred tax asset, net	100	82
Receivables from and equity in construction joint ventures	5,910	6,744
Deposits and other current assets	2,005	2,472
Total current assets	178,721	176,329
Property and equipment, net	81,102	74,681
Goodwill	114,745	114,745
Other assets, net	1,320	1,376
Total assets	$375,888	$367,131
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,449	$35,432
Billings in excess of costs and estimated earnings on uncompleted contracts	19,024	17,807
Current maturities of long-term debt	73	73
Income taxes payable	241	1,493
Accrued compensation	7,180	6,920
Other current liabilities	10,737	7,326
Total current liabilities	72,704	69,051
Long-term liabilities:
Long-term debt, net of current maturities	299	336
Deferred tax liability, net	20,442	18,591
Other long-term liabilities	177	--
Total long-term liabilities	20,918	18,927

Commitments and contingencies

Noncontrolling owners' interests in subsidiaries and joint ventures	28,903	28,724

Stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 19,000,000 shares authorized, 16,546,914 and 16,468,369 shares issued	165	164
Treasury stock, 104,368 and 3,147 shares of common stock	(1,362)	--
Additional paid in capital	198,749	198,849
Retained earnings	55,808	51,553
Accumulated other comprehensive income (loss)	3	(137)
Total Sterling common stockholders’ equity	253,363	250,429
Total liabilities and stockholders’ equity	$375,888	$367,131